Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

Authentidate Holding Corp. Reports Fiscal 2010 Fourth Quarter

and Year End Results

BERKELEY HEIGHTS, NJ - October 13, 2010 — Authentidate Holding Corp. (NASDAQ: ADAT), a worldwide provider of secure health information exchange, workflow management services and telehealth solutions, today announced financial results for the fiscal 2010 fourth quarter and year ended June 30, 2010.

Selected highlights for fiscal year 2010 include:

•

Added a number of new Inscrybe® Healthcare projects, including Home Care of the Carolinas, Alliance Medical, HomeTown Oxygen, Landauer-Metropolitan, LifeCare Solutions, Preferred Homecare, Memorial Hermann Home Health and Lehigh Valley Respiratory Care; and entered into a distribution agreement with Misys Open Source Solutions to make our Inscrybe® Healthcare applications available to their health information exchange customers.

•

Signed several new agreements for ExpressMD’s Electronic House CallTM telehealth solution, including Traditional Home Health and Hospice, Health Resource Solutions and Primary Wound Care that have been announced and entered into a distribution agreement with Rotech Healthcare Inc.

•

Deployed our telehealth solution for the first group of clinical sleep apnea patients using the Electronic House CallTM solution interfaced with DeVilbiss Healthcare’s IntelliPAP® AutoAdjust® Continuous Positive Airway Pressure (CPAP) device.

•	Improved operating results for the quarter over quarter and year over year periods.

•	Completed a “registered direct” offering of common stock and warrants resulting in net proceeds to the company, including warrant exercises, of approximately $3.5 million.

•	Reached an agreement to sell certain non-core assets which was completed in July 2010 and provided net proceeds to the company of approximately $2.35 million.

Ben Benjamin, President of Authentidate, stated, “During fiscal 2010 we made steady progress in a number of important areas that we expect to contribute to our future revenue growth. Despite continued concerns among our customers and prospective customers about the economy and the pace of the recovery, we added a number of new Inscrybe® Healthcare projects, deployed services for our initial telehealth customers and added new partner sales channels for our health information exchange applications and telehealth products and services. More specifically, our Electronic House CallTM remote patient monitoring solution was selected by several different groups to manage patients with diverse chronic diseases, including congestive heart failure and sleep apnea. We are also continuing our telehealth pilot programs with several large healthcare organizations and we are actively marketing our hospital discharge solution.”

Mr. Benjamin continued, “We improved our operating results for the quarter and the fiscal year and in July we strengthened our balance sheet with net proceeds of approximately $2.35 million from the sale of certain non-core assets. We plan to use these funds to support operations, including the rollout of our ExpressMD telehealth products and services. We continue to believe that our core Inscrybe® Healthcare, telehealth and hospital discharge solutions offer significant opportunities for future growth and that we are well positioned to benefit from recent government healthcare reforms and market trends to reduce healthcare costs, shorten hospital stays and increase preventative care.”

Total revenue for the three months ended June 30, 2010 was approximately $1.7 million compared to $1.6 million for the same period last year. These results reflect an increase in U.S. revenues from new customers and increases in transaction volumes and an increase in revenues from our German operations from new customer projects. Compared to the third quarter of fiscal 2010, total revenues increased approximately 15% reflecting the same trends as the fourth quarter results.

Net loss for the fourth quarter of fiscal 2010 was approximately $1.8 million, or $0.05 per share, compared to $2.3 million, or $0.07 per share, for the prior year period. The decrease in net loss for the quarter reflects revenue growth and our cost management activities for the period.

Total revenue for the year ended June 30, 2010 was approximately $6.8 million compared to $6.9 million for the same period last year. These results reflect a decrease in U.S. revenues due to the Medco acquisition of Liberty Medical and the related expiration of our contract with Liberty at the end of March 2009 which offset growth from new customers and other increases in transaction volumes in the U.S. and an increase of approximately 6% in German revenues from new customer projects.

Net loss for the year ended June 30, 2010 was approximately $9.0 million, or $0.25 per share, compared to $9.4 million, or $0.27 per share, for the prior year. The decrease in net loss for the year is due primarily to our cost management activities. The net loss for the year also reflects a non-cash expense of $533,000 to amortize deferred financing costs related to the financing commitment that expired in connection with our capital raise in December 2009. The prior year period includes approximately $574,000 of incremental net expenses.

As of June 30, 2010, the company’s cash and cash equivalents, and marketable securities totaled approximately $1.5 million and deferred revenue totaled approximately $1.1 million. Additionally, in July we completed the sale of certain non-core assets and received net proceeds of approximately $2.3 million.

Conference Call

Management will host a conference call on Wednesday, October 13, 2010, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (877) 869-3847 and the dial in number for international callers is (201) 689-8261. To access the live webcast, visit www.authentidate.com, click the “About Us” link, followed by “Investor Relations” on the drop-down menu and then the “IR Events & Presentations” link. Following the conclusion of the call, the webcast will remain on the company’s website for review within the fiscal year.

A dial-in replay of the call will be available through October 31, 2010. To access the replay, please dial (877) 660-6853 in the U.S. and (201) 612-7415 internationally, and then enter the account # 373, conference ID # 358449.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure health information exchange, workflow management services and telehealth solutions. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. The web-based services are delivered as Software as a Service (SaaS), and only require that customers have an Internet connection and web browser. The company’s healthcare customers and users include leading homecare companies, health systems and physician groups. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

The company has offices in the United States and Germany. In the United States, Authentidate offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (USPS EPM®).

For more information, visit the company’s website at www.authentidate.com.

About ExpressMD Solutions

ExpressMD Solutions is a joint venture formed by Authentidate Holding Corp. (Nasdaq: ADAT) and Encountercare Solutions (ECSL) to provide web-based telehealth services and home healthcare equipment dedicated to the advancement of in-home patient health care and improved chronic condition outcomes.

The complete ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) market clearance approved, in-home patient vital signs monitoring system with a web application that streamlines the practitioner’s job anywhere they have Internet or a Windows mobile communication device.

For more information about ExpressMD Solutions, visit www.expressmdsolutions.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

- Tables Follow -

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	June 30,
( in thousands, except per share data )	2010	2009

Assets
Current assets
Cash and cash equivalents	$433	$461
Restricted cash	256	512
Marketable securities	1,079	6,103
Accounts receivable, net	1,138	1,024
Inventory	4,589	288
Prepaid expenses and other current assets	585	589

Total current assets	8,080	8,977
Property and equipment, net	553	549
Note receivable, net of deferred gain of $2,000	—	—
Other assets
Software development costs, net	1,467	2,182
Goodwill	7,341	7,341
Other assets	1,103	1,221
Assets held for sale	2,000	2,000

Total assets	$20,544	$22,270

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,457	$1,585
Deferred revenue	942	823
Other current liabilities	127	182

Total current liabilities	5,526	2,590
Long-term deferred revenue	140	140

Total liabilities	5,666	2,730

Commitments and contingencies
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding	3	3
Common stock, $.001 par value; 75,000 shares authorized, 38,436 and 34,286 issued and outstanding on June 30, 2010 and 2009, respectively	38	34
Additional paid-in capital	170,490	166,052
Accumulated deficit	(155,518)	(146,443)
Accumulated other comprehensive loss	(135)	(106)

Total shareholders’ equity	14,878	19,540

Total liabilities and shareholders’ equity	$20,544	$22,270

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations Data

(Quarterly Information is Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
(in thousands, except per share data)	2010	2009	2010	2009

Revenues
Software licenses and support	$1,052	$971	$4,327	$4,086
Hosted software services	659	596	2,419	2,790

Total revenues	1,711	1,567	6,746	6,876

Operating expenses
Cost of revenues	601	713	2,867	2,974
Selling, general and administrative	2,247	2,353	9,602	10,637
Product development	415	464	1,864	1,653
Depreciation and amortization	347	409	1,254	1,530

Total operating expenses	3,610	3,939	15,587	16,794

Operating loss	(1,899)	(2,372)	(8,841)	(9,918)
Other income (expenses)	94	100	(164)	551

Net loss	$(1,805)	$(2,272)	$(9,005)	$(9,367)

Basic and diluted loss per share	$(0.05)	$(0.07)	$(0.25)	$(0.27)

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